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                                                                Exhibit 10(t)

                              EMPLOYMENT AGREEMENT


                                 by and between


                            OXFORD HEALTH PLANS, INC.


                                       and


                             NORMAN C. PAYSON, M.D.


                        Effective as of February 23, 1998
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                              EMPLOYMENT AGREEMENT


            AGREEMENT, effective as of February 23, 1998 (the "Effective Date"), by and between Norman C. Payson, M.D. (the "Executive"), and Oxford Health Plans, Inc. (the "Company").

            WHEREAS, the Board of Directors of the Company (the "Board") desires that the Executive furnish services to the Company and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth; and

            WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the relationship of the Executive with the Company; and

            WHEREAS, in connection with the execution of this Agreement, the Company is also entering into an investment agreement, dated as of the Effective Date, between TPG Oxford LLC and the Company, a copy of which has been heretofore furnished to the Executive (the investment agreement in effect on the Effective Date being referred to as the "Investment Agreement") and an option agreement, dated as of the Effective Date, between the Company and the Executive (the "Option Agreement"), substantially in the form attached hereto as Exhibit A; and

            WHEREAS, as an inducement to the Company to enter into this Agreement, the Executive has agreed to purchase $10,000,000 of the Company's common stock, subject to the terms and conditions specified herein;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

            1. Retention and Employment. The Company hereby agrees to retain and employ the Executive, and the Executive hereby accepts such retention and employment, on the terms and conditions hereinafter set forth.
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            2. Employment Period. The period during which the Executive shall furnish services to the Company hereunder (the "Employment Period") shall commence on the Effective Date and shall end on the fourth anniversary thereof (the "Anniversary Date"), or the Date of Termination (as defined in Section 5 below), if earlier. Commencing on the Anniversary Date, the Employment Period shall be extended for successive one year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than 1 year preceding the commencement of a Renewal Period or unless the Date of Termination shall have previously occurred. Unless the context suggests otherwise, the Employment Period hereunder shall for all purposes of this Agreement be deemed to include any Renewal Period.

            3. Position and Duties. (a) From the Effective Date until the closing (the "Financing Effective Date") of the transactions contemplated by the Investment Agreement and the ancillary documents relating thereto, copies of which have been heretofore furnished to the Executive (the "Financing Documents"), the Executive shall serve as consultant to the Company and shall perform such services as are requested by the Board of Directors of the Company (the "Board") and as are mutually agreed upon by the Executive and the Board. From and after the Financing Effective Date, the Executive shall serve as Chief Executive Officer of the Company. The Executive shall report directly to the Board. During the portion of the Employment Period from and after the Financing Effective Date, the Executive shall have those powers and duties consistent with his position as Chief Executive Officer, which powers shall in all cases include, without limitation, the power of supervision and control over and responsibility for the general management and operation of the Company. The Executive agrees to devote substantially all his working time to the performance of his duties for the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) give speeches and make media appearances to discuss matters of public interest and (iii) manage his personal investments, so long as such activities do not


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unreasonably interfere with the performance of the Executive's responsibilities in accordance with this Agreement.

                  (b) At the Financing Effective Date, the Executive shall be appointed as a director of the Company. The Executive shall be included as a director in Class III (as defined in the Investment Agreement). So long as the Executive serves as Chief Executive Officer of the Company, at each annual meeting of the stockholders of the Company at which Class III directors are up for election, the Board or the Nominating Committee thereof shall include the Executive for election to such class of directors at such annual meeting. If the Board shall cease to be a classified board, the Board or the Nominating Committee thereof shall include the Executive for election to the Board at each annual meeting of stockholders of the Company for so long as the Executive serves as Chief Executive Officer of the Company. The Company shall cause the Executive to be included in the slate of nominees recommended by the Board to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company as is required by the foregoing provisions of this paragraph (b), and shall use its best efforts to cause the election of the Executive, including soliciting proxies in favor of the election of the Executive. If at any time the Board shall have an executive or other committee that performs functions similar to those customarily performed by an executive committee of a board of directors, such committee shall include the Executive.

            4.  Compensation and Related Matters.

                  (a) Base Salary; Annual Bonus. The Executive shall be entitled to the following base salary and annual incentive bonus:

                        (i) Base Salary. As compensation for the performance by the Executive of his duties hereunder, during the portion of the Employment Period from and after the Financing Effective Date, the Company shall pay the Executive a base salary at an annual rate of $350,000 (the base salary, at the


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      rate in effect from time to time, is hereinafter referred to as the "Base
      Salary"). Except as set forth in Section 4(a)(iii) below, the Base Salary shall be payable in equal semi-monthly installments and may be increased from time to time at the discretion of the Company's Compensation Committee (or any successor thereof) of the Board. Base Salary shall not be reduced after any increase thereof.

                        (ii) Annual Bonus. So long as the Executive is employed by the Company, he shall be eligible to receive annual incentive awards or bonuses (the "Annual Bonus") pursuant to any incentive compensation plan of the Company, the amount thereunder to be determined based upon satisfaction of certain criteria prescribed by the Compensation Committee of the Board in consultation with the Executive; provided, however, that, the Executive's Annual Bonus in respect of the period ending on December 31, 1998 shall in no event be less than $350,000. Except as set forth in
      Section 4(a)(iii) below, each Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

                        (iii) Advance. On the date of execution of this Agreement, the Company shall make a nonrefundable payment to the Executive in the sum of $700,000, which amount shall offset any amounts otherwise due to the Executive under paragraph (i) above with respect to the period ending on the first anniversary of the Effective Date and paragraph (ii) above with respect to the period ending on December 31, 1998.

                  (b)  Equity Grants.

                        (i) Stock Options. Effective as of the Effective Date, the Executive is hereby granted a nonqualified stock option (the "Option") to purchase 2,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock") pursuant to the terms of the Option Agreement. As


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      promptly as practicable, and in any event within six (6) months after the
      Effective Date, the Company shall, at its expense, cause all shares subject to the Option to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and registered or qualified under applicable state laws, to be freely resold. The Company shall maintain the effectiveness of such registration and qualification for so long as the Executive or any member of the Executive's Immediate Family (as defined below) holds such Option or owns the underlying shares of Common Stock or until such earlier date as all such shares without such registration or qualification may be freely sold without any restrictions under the Securities Act. In connection with such registration and qualification, the Company will provide customary indemnification to the Executive and take such other actions as are customary in connection with such registration and qualification.

                        (ii) Additional Stock Options. Effective as of the Effective Date, and subject to approval by the Company's stockholders of the Option Plan Amendment (as defined below), the Executive is hereby granted, under the Company's 1991 Stock Option Plan (the "Option Plan"), a seven-year nonqualified stock option (the "Additional Option" and together with the Option, the "Option Awards") to purchase 1,000,000 shares of Common Stock. Except as set forth in Section 6 below and in the last sentence of this Section 4(b)(ii), the Additional Option shall (A) have a per share exercise price equal to the closing price of the Common Stock on NASDAQ on the day of the Company's 1998 annual meeting of stockholders (the "Annual Meeting"), (B) vest and become exercisable with respect to 25% of the shares of Common Stock subject thereto (i.e., 250,000 shares of Common Stock) on the first anniversary of the Effective Date and with respect to an additional 25% of the shares of Common Stock subject thereto (i.e., 250,000 shares of Common Stock) on each of the next three (3) anniversaries of the Effective Date, (C) otherwise be subject to the terms of the Option Plan, as amended as contemplated


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      hereby, and (D) be evidenced by an option agreement which provides for a legend evidencing the restrictions contained in Section 4(b)(iv) hereof.

            As promptly as practicable, and in any event within six (6) months after the Effective Date, the Company shall, at its expense, cause all shares subject to the Additional Option to be registered under the Securities Act on Form S-8 and registered or qualified under applicable state laws to be freely resold. The Company shall maintain the effectiveness of such registration and qualification for so long as the Executive or any member of the Executive's Immediate Family holds such Additional Option or owns the underlying shares of Common Stock or until such earlier date as all such shares without such registration or qualification may be freely sold without any restrictions under the Securities Act. In connection with such registration and qualification, the Company will provide customary indemnification to the Executive and take such other actions as are customary in connection with such registration and qualification. The Company shall (A) amend the Option Plan (1) to permit the grant thereunder of options to acquire not less than 4,000,000 additional shares of Common Stock and (2) to ensure that the provisions of the Option Plan are otherwise consistent with the terms of the Additional Option as set forth herein (the amendments described in this clause (A) are collectively referred to herein as the "Option Plan Amendment"), (B) take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to present the Option Plan Amendment for a vote at the Annual Meeting, which Annual Meeting shall be no later than May 31, 1998, and (C) recommend to the stockholders of the Company at the Annual Meeting that the Option Plan Amendment be approved. The Company agrees that, other than with respect to any information with respect to the Investor and its Affiliates (as such terms are defined in the Investment Agreement) supplied to the Company by the Investor in writing specifically for inclusion in the proxy statement disseminated in


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      connection with the Annual Meeting, as of the date thereof and as of the date of the Annual Meeting (the "Proxy Statement"), the Proxy Statement, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. In the event that Company's stockholders fail to approve the Option Plan Amendment at the Annual Meeting, the Company and the Executive shall negotiate in good faith a mutually acceptable alternative compensation arrangement, providing comparable economic value to the Executive (if feasible, in the form of an equity-based award); provided, however, that if the Executive and the Company are unable to negotiate such an arrangement within ninety (90) days after the Annual Meeting, the Company shall hire, at its own expense, an independent compensation consultant reasonably acceptable to the Executive, which shall determine such alternative compensation arrangement. Anything herein to the contrary notwithstanding, if (i) the Option Plan Amendment is approved by the Company's stockholders and (ii) a Change in Control, as defined in the Option Plan ("Change in Control"), occurs during the Employment Period, the Additional Option, to the extent not theretofore vested and exercisable, shall become fully vested and exercisable upon the occurrence of such Change in Control.

                        (iii) Purchased Shares. Effective as of the Financing Effective Date, the Executive shall purchase from the Company, and the Company shall sell to the Executive, for the sum of $10,000,000 in cash, an aggregate of 644,330 shares of Common Stock at a purchase price of $15.52 per share (the "Purchased Shares"). The Company will use its best efforts to obtain all required approvals in connection with the ownership, transferability or quotation of such Purchased Shares. If the Company is unable to obtain all such required approvals prior to the Financing Effective Date, the Executive shall be entitled, in his sole discretion, to determine not to purchase such Purchased Shares.


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      Further, the Executive shall be under no obligation to purchase the
      Purchased Shares, and the Executive shall be entitled to terminate his services hereunder, upon the earliest to occur of (1) the termination or abandonment, prior to the Financing Effective Date, of the transactions contemplated by the Financing Documents, (2) the Financing Effective Date shall not have occurred by August 31, 1998 and (3) any modification to the Financing Documents material to the Company or the Executive. The Executive specifically acknowledges that monetary damages are not an adequate remedy for violations of this Section 4(b)(iii), and that, if the Executive is then obligated to purchase the Purchased Shares, the Company may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Section 4(b)(iii) or prevent any violations thereof. As promptly as practicable, and in any event within six (6) months after the Effective Date, the Company shall, at its expense, cause all Purchased Shares to be registered under the Securities Act and registered or qualified under applicable state laws, to be freely resold. The Company shall maintain the effectiveness of such registration and qualification for so long as the Executive or any member of his Immediate Family owns such Purchased Shares or such earlier date as all such shares without such registration or qualification may be freely sold without any restrictions under the Securities Act. In connection with such registration and qualification, the Company will provide customary indemnification to the Executive and take such other actions as are customary in connection with such registration and qualification. The Executive hereby represents and warrants that the Purchased Shares are being acquired for his own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Executive agrees to the placement on certificates representing the Purchased Shares of the following legend (the


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      "Legend"):

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (2) IN ACCORDANCE WITH THE EMPLOYMENT AGREEMENT DATED AS OF FEBRUARY 23, 1998 BETWEEN OXFORD HEALTH PLANS, INC. AND NORMAN C. PAYSON, M.D."

                  Upon the registration of the Purchased Shares under the Securities Act, or the delivery by Executive to the Company of an opinion of counsel reasonably satisfactory to the Company that the Legend is no longer required under the Securities Act, the Company shall immediately issue, in exchange for the certificates containing the Legend, new certificates representing the Purchased Shares containing only that portion of the legend referred to in clause (2) thereof (the "Remaining Legend").

                  The Company hereby represents and warrants that the Purchased Shares, when issued pursuant hereto, will be duly and validly issued, fully paid and non-assessable, and the Executive will have good, valid and marketable title to such shares, free and clear of all liens, security interests, pledges, charges, claims or other encumbrances, whether consensual, statutory or otherwise.

                        (iv) Restrictions on Purchased Shares and Option Shares

            (A) If the Executive purchases the Purchased Shares, then until the second anniversary of the Effective Date (unless the Executive's services with the Company have previously terminated by reason of death or


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Disability, by the Company without Cause or by the Executive for Good Reason, as such terms are hereinafter defined), he shall not sell, transfer or dispose of the Purchased Shares, other than (i) a transfer to a member of the Executive's Immediate Family who shall not subsequently transfer such Purchased Shares until the second anniversary of the Effective Date or (ii) a transfer for the purpose of exercising all or any portion of the Option Awards, in which event a number of shares of Common Stock issued upon exercise equal to the number of Purchased Shares so transferred shall be treated as Purchased Shares hereunder. For purposes of this Agreement, a transfer by the Executive to his "Immediate
Family" shall mean a transfer, without the receipt of consideration in exchange therefor, to the Executive's children, grandchildren, spouse, a charity or to a trust exclusively for the benefit of such family members and/or charity or to corporations, partnerships or other entities in which such family members are the only shareholders, partners, equity holders or beneficiaries.

            (B) Following the second anniversary of the Effective Date, and so long as the Executive remains the Chief Executive Officer of the Company, the Executive hereby agrees not to sell, transfer or otherwise dispose of Purchased Shares and shares acquired pursuant to the exercise of the Option Awards (all such Purchased Shares and acquired shares, the "Shares") if immediately thereafter, the quotient of (a) divided by (b) would be less than fifty (50%) percent, where (a) equals the sum, determined immediately after such sale, transfer or other disposition, of (I) the number of Shares held by the Executive or any member of the Executive's Immediate Family, plus (II) the number of shares of Common Stock which is subject to the unexercised portion of Option Awards that have become vested and exercisable, and (b) equals the sum of (x) the number of Purchased Shares and (y) the number of shares of Common Stock underlying the Option Awards that have become vested and exercisable (whether or not exercised).

            (C) Nothing in clauses (A) or (B) above shall be construed to prohibit the Executive or any member of the Executive's Immediate Family from selling, transfer-


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ring or otherwise disposing of any shares of Common Stock in any transaction giving rise to a Change in Control, and all restrictions in clauses (A) and (B) above shall cease to apply after a Change in Control.

            (D) The Executive (or a member of his Immediate Family) shall inform the Company of any intended sale, transfer or other disposition of Shares and to the extent that the requirements of this Section 4(b)(iv) are satisfied, the Company shall immediately issue, in exchange for the certificates containing the Remaining Legend, new certificates for such Shares without the Remaining Legend.

                  (c)  Expenses.

                        (i) During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force, including, without limitation, lodging and first class or other travel arrangements consistent with the Company's policy with respect to the individual serving as chief executive officer immediately prior to the execution of this Agreement.

                        (ii) The Company shall promptly pay, or reimburse the Executive for, all reasonable costs and expenses incurred by the Executive during the Employment Period for himself and his immediate family for travel and suitable housing and maintenance in connection with his rendering services hereunder, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to the payment or reimbursement of any such costs and expenses. The Company shall pay or reimburse the Executive for all reasonable costs and expenses incurred by him in connection with the relocation of the Executive and his family in connection with his rendering services hereunder, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to the payment or reimbursement of any such costs or


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      expenses.

                  (d) Vacation and Other Absences. The Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time or any similar purposes, during the portion of the Employment Period from and after the Financing Effective Date, in accordance with policies applicable generally to senior executives of the Company.

                  (e) Automobile. The Company shall provide to the Executive for his exclusive use, as of the Effective Date, a new automobile of his choice. The Company shall reimburse the Executive for all reasonable expenses incurred in the use and maintenance of such automobile. The Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in respect of the reimbursement of such expenses.

                  (f) Financial Planning, Etc. During the Employment Period, the Company shall provide the Executive with financial consulting services and tax-related advice in an amount not to exceed $50,000 per year and shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in respect of such services.

                  (g) Legal Fees. The Company shall pay the reasonable fees and disbursements of legal, accounting, tax and public relations advisors and any other reasonable business expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement and any additional instruments and agreements related hereto, and any transactions contemplated hereby, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in respect of the payment of any such fees and disbursements. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive (i) in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, (ii) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or (iii)


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in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code in respect of any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                  (h) Other Benefits. During the portion of the Employment Period prior to the Financing Effective Date, the Company shall provide the Executive with life insurance, medical, dental, accident, disability and other welfare benefits that are substantially similar to such benefits provided to employees and/or senior executives of the Company. During the portion of the Employment Period from and after the Financing Effective Date, the Executive shall be eligible to participate in all employee benefit plans and programs (including any tax-deferred savings plan, retirement plan, group life insurance plan, medical and dental insurance plan, and accident and disability insurance plan) ("Benefit Plans") applicable generally to employees and/or senior executives of the Company. The Company shall waive, or obtain the waiver of, any waiting periods for eligibility under those Benefit Plans which are welfare benefit plans or shall provide comparable benefits to the Executive without cost to him during any such waiting period.

            5. Termination. The Executive's services hereunder may be terminated as follows:

                  (a) Death. The Executive's services shall terminate upon his death, in which event the date of his death shall be the Date of Termination.

                  (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for one hundred and twenty (120) consecutive days and, within thirty (30) days after written Notice of Termination (as defined in Section 5(f) hereof) is given, shall not have returned to the performance of his duties hereunder on a full-time basis
("Dis-


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ability"), the Company may terminate the Executive's services hereunder, in which event the Date of Termination shall be thirty (30) days after Notice of Termination is given.

                  (c) Cause. The Company may terminate the Executive's services hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's services hereunder upon the Executive's conviction for the commission of a felony (or a plea of nolo contendere thereto). In the event of a termination hereunder, the Date of Termination shall be the date set forth in the Notice of Termination.

                  (d) Good Reason. The Executive may terminate his services hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following events or circumstances, without the Executive's express written consent, which is not remedied by the Company within twenty (20) business days of receipt of the Executive's Notice of
Termination:

                        (i) the Company's requiring the Executive to be based at any office or location other than an office or location within Connecticut, New York or New Hampshire;

                        (ii) the failure of the Company to continue in effect any Benefit Plan that was in effect as of the Financing Effective Date, unless substantially equivalent benefits are provided to the Executive in substitution therefor;

                        (iii) the failure of the Company to pay any material portion of the Executive's Base Salary or Annual Bonus when due;

                        (iv) the assignment to the Executive of any duties or responsibilities materially inconsistent with the Executive's duties, responsibilities, authority and status with the Company contemplated by
      Section 3 hereof (including a change in the Executive's title or a failure to elect or


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      appoint the Executive as a member of the Board effective as of the
      Financing Effective Date or to maintain the Executive in such position so long as he continues as Chief Executive Officer of the Company);

                        (v) the taking of any action by the Company which adversely affects any of the Executive's contractual rights with respect to the Purchased Shares or the Option Awards; or

                        (vi) any other material breach by the Company of this Agreement.

            In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be not less than twenty (20) business days after the Notice of Termination is delivered.

                  (e) Other Terminations. The Company may terminate the Executive's services hereunder (other than for Cause or Disability). No termination pursuant to the preceding sentence shall be effective unless (W) the Executive shall have received a notice informing the Executive of the reasons for the Board's decision,(X) following the receipt of such notice, for a period of not less than 30 days, the Executive is given an opportunity to cure the events and circumstances giving rise to the Board's decision, (Y) following the expiration of the 30-day period described in clause (X) above, if the Board determines that the Executive has not cured such events and circumstances, the Executive is provided with an opportunity, together with counsel, to be heard before a meeting of the Board called and held for that purpose upon no less than 10 days notice to the Executive and (Z) as a result of such meeting, the Board, by a vote of at least three-quarters (3/4) of the entire membership of the Board (excluding the Executive for such purpose), reaffirms its previous decision. If the Executive's services are terminated hereunder, the Date of Termination shall be the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination, but in no event later than 30 days after the Notice of


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Termination is delivered.

                  (f) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If any dispute concerning a Notice of Termination of the Executive's employment under Section 5(b), 5(c) or 5(d) hereof results in a determination that a proper basis for such termination did not exist under such section, the Executive's employment under this Agreement shall be treated, with respect to a Notice of Termination pursuant to Section 5(b) or 5(c) hereof, as having been terminated by the Company pursuant to Section 5(e) hereof or, with respect to a Notice of Termination pursuant to Section 5(d) hereof, as having been terminated by the Executive (other than for Good Reason).

            6.    Compensation Upon Termination or During
Disability.

                  (a) Disability Period. During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, to the extent such amounts were not previously applied to reduce any such payment.

                  (b) Death. If the Executive's services


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hereunder are terminated as a result of death, then:

                        (i) the Company shall pay the Executive's estate or designated beneficiary, (A) as soon as practicable after the Date of Termination, any Base Salary installments due in the month of death and any reimbursable expenses, accrued or owing the Executive hereunder as of the Date of Termination and (B) all benefits due and owing to or in respect of the Executive under all Benefit Plans, in accordance with the terms of such Benefit Plans (the benefits described in this clause (B) being hereinafter referred to collectively as the "Plan Benefits");

                        (ii) the Company shall pay to the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to the aggregate Base Salary and Annual Bonus (such Annual Bonus to be equal to the most recently earned or paid Annual Bonus prior to the Date of Termination or, if the Date of Termination is on or before December 31, 1998, to equal $350,000) that would have been paid to the Executive had he remained employed by the Company until the last day of the Employment Period; and

                        (iii) the Option Awards shall become fully vested and exercisable, as of the Date of Termination, and shall remain exercisable for their remaining term.

                  (c) Disability. If the Executive's services hereunder are terminated as a result of Disability, then:

                        (i) the Company shall pay the Executive, (A) as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination and (B) pay or provide all Plan Benefits in accordance with the terms of the Benefits Plans;

                        (ii) the Company shall pay to the Executive, as soon as practicable after the Date of Termination, a lump sum payment equal to the aggregate Base Salary and Annual Bonus (such Annual Bonus to be equal to the most recently earned or paid Annual Bonus prior to the Date of Termination or, if the Date of Termination is on or before December 31, 1998, to equal $350,000) that would have been paid to the Executive had he remained employed by the Company until the last day of the Employment Period; and

                        (iii) the Option Awards shall become fully vested and exercisable, as of the Date of Termination, and shall remain exercisable for their remaining term.

                  (d) Cause or By Executive (other than for Good Reason). If the Executive's services hereunder are terminated by the Company for Cause or by the Executive (other than for Good Reason), then:

                        (i) the Company shall pay the Executive, (A) as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination, and (B) pay or provide all Plan Benefits in accordance with the terms of the Benefits Plans; and

                        (ii) the Executive shall immediately forfeit any unvested portion of the Option Awards. In the event of termination by the Company for Cause, the vested unexercised portion of the Option Awards shall be immediately forfeited. In the event of termination by the Executive (other than for Good Reason), (A) the vested unexercised portion of the Primary Tranche shall remain exercisable until the Termination Date (as defined in the Option Agreement), (B) the vested unexercised portion of the Secondary Tranche (as defined in the Option Agreement) shall remain exercisable until the earlier of (1) the expiration of the one-year period following the Date of Termination and (2) the Termination Date

      (as defined in the Option Agreement) and the vested unexercised portion of the Additional Option shall remain exercisable until the earlier of (3) the expiration of the three-month period following the Date of Termination and (4) the Termination Date (as defined in the Option Agreement); provided, however, in each case, that if the Executive's services are terminated by the Executive (other than for Good Reason) following a Change in Control, the vested portion of the Secondary Tranche and of the Additional Option shall remain outstanding until the Termination Date and
      (C) the unexercised portion of the Secondary Tranche and the Additional Option shall be forfeited upon expiration of the applicable period described in clause (B) above.

                  (e) Termination by the Company (other than for Cause or Disability) or by the Executive for Good Reason. If the Executive's services hereunder are terminated by the Company (other than for Cause or Disability) or by the Executive for Good Reason, then:

                        (i) the Company shall pay the Executive, (A) as soon as practicable after the Date of Termination, any Base Salary and bonus, and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination and (B) pay or provide all Plan Benefits in accordance with the terms of the Benefits Plans;

                        (ii) the Company shall pay to the Executive, as liquidated damages and not as a penalty, within three business days following the Date of Termination, a lump sum amount equal to the product of (A) and (B), where (A) is equal to either (1) the sum of the Executive's Base Salary and the highest Annual Bonus paid to or earned by the Executive in respect of the two fiscal years of the Company immediately preceding the year in which occurs the Date of Termination, if the Date of Termination is after December 31, 1998, or (2) $700,000, if the Date of Termination is on or before December 31, 1998, and where (B) is equal to (I) the number three (3), if the Executive's employment is terminated following the occurrence of a Change in Control or (II) the number two (2), otherwise. For purposes of this clause (ii), if within twelve (12) months following the Date of Termination, either (X) a Change in Control occurs or (Y) the Company enters into a definitive agreement, the consummation of which would constitute a Change in Control, the Executive's services shall be deemed to have been terminated following a Change in Control;

                        (iii) the Primary Tranche, to the extent not then vested and exercisable, shall become fully vested and exercisable on the Date of Termination and shall remain exercisable until the Termination Date (as defined in the Option Agreement);

                        (iv) (A) the Executive shall immediately forfeit any unvested portion of the Secondary Tranche and the Additional Option, (B) the vested unexercised portion of the Secondary Tranche shall remain exercisable until the earlier of (1) the expiration of the one-year period following the Date of Termination and (2) the Termination Date (as defined in the Option Agreement) and the vested unexercised portion of the Additional Option shall remain exercisable until the earlier of (3) the expiration of the three-month period following the Date of Termination and
      (4) the Termination Date (as defined in the Option Agreement), provided, however, in each case, that if the Executive's services are terminated following a Change in Control, the vested portion of the Secondary Tranche and the Additional Option shall remain outstanding until the Termination Date, and (C) the unexercised portion of the Secondary Tranche and of the Additional Option shall be forfeited upon expiration of the applicable period described in clause (B) above; and

                        (v) for a period of years equal to the number determined under Section 6(e)(ii)(B) above and commencing immediately following the Date of Termination, the Executive shall continue to participate in all employee benefit plans and programs in which the Executive was entitled to partic-ipate immediately prior to the Date of Termination in accordance with the terms of such plans and programs as in effect from time to time (provided that the Executive's continued participation is permitted under the general terms and provisions of such plans and programs) and the Company shall continue to provide to Executive the services described in Sections 4(f) hereof. In the event that the Executive's participation in any plan or program described in the preceding sentence is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially the same as those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or provide their economic equivalent.

            7. Gross-Up for Excise Tax. In the event that the Executive receives any payment or benefit (including but not limited to the payments or benefits pursuant to Section 6 of this Agreement) (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state and local income and employment tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the Payment. The determination of whether an Excise Tax is due in respect of any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select the nationally recognized accounting firm to serve as the Auditor. Notwithstanding the foregoing, for purposes of determining the Gross-Up Payment in respect of any Payment, (i) any payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditor, such payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

            8. Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to Section 6 hereof by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by the Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

            9.    Confidential Information, Removal of Documents.

                  (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and the businesses and investments of the Company, which shall have been obtained by the Executive during the Executive's employment by the Company, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, future plans or operating practices ("Confidential Information"); provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

                  (b) Removal of Documents. All records, files, drawings, documents, models, and the like relating to the business of the Company, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall not be removed by the Executive from the premises of the Company (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Company immediately upon termination of the Executive's employment hereunder.

                  (c) Noncompetition; Nonsolicitation. The Executive covenants that upon termination of his services hereunder by the Company for Cause or by the Executive (other than for Good Reason) prior to the end of the Employment Period, he shall not, for a period of six months following such termination (if such termination is on or prior to the first anniversary of the Effective Date) or a period of one year (if such termination is subsequent to the first anniversary of the Effective Date):

                        (i) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture or corporation, whether as sole proprietor, partner, shareholder, agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in the operation of health maintenance organizations or the health insurance business or in the management of specialty medical care through case rate contracting; which business operates in a geographic area in which, at the time of such termination of employment, the Company is conducting more than an immaterial level of business or plans to conduct any business or any additional level of business (a "competing business");

                        (ii) assist others in conducting any competing business; or

                        (iii) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which owns or operates a competing business, other than the ownership of (x) less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by the Executive or any affiliate of the Executive or (y) any limited partnership interest in such an entity.

The Executive further covenants that for a period of six months following a termination of Executive's services during the Employment Period by the Company for Cause or by the Executive (other than for Good Reason), he shall not directly or indirectly recruit or induce or hire any person who is an employee of the Company or any of its subsidiaries, or solicit any of the Company's customers, clients or providers. Notwithstanding the above, the provisions of this paragraph (c) shall cease to apply following a Change in Control.

                  (d) Remedies. Without prejudice to any other remedies that the Company may have for breach of this Agreement by the Executive, in the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                  (e) Continuing Operation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

            10. Indemnification; Insurance. (a) If the Executive is made a party, or is threatened to be made a party, to any action, suit or proceedings, whether criminal, civil, administrative, investigative or otherwise, and whether or not in the right of the Company (a "Proceeding") (1) by reason or arising out of the fact that he is or was a director, officer, employee, consultant, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, member, employee, consultant, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or (2) arising out of or relating to or resulting from this Agreement or the transactions contemplated hereby or the Financing Documents and the transactions contemplated thereby, the Company shall indemnify and hold harmless the Executive to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or by-laws or resolutions of the Company's Board or, if greater, by the laws of the State of Delaware, from and against all costs, expenses, liability, losses (including, without limitation, attorney's fees and expenses, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by Executive in connection therewith (including, without limitation, investigating, preparing for and defending any such Proceeding), and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other enterprise, and shall inure to the benefit of the Executive's heirs, executors, administrators and successors. The Company shall, to the fullest extent permitted by law, advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within 10 days after receipt by the Company of a written request for such advance.

                  (b) During the portion of the Employment Period on and after the Financing Effective Date, the Company shall continue and maintain director's and officers' liability insurance, in an amount and on terms reasonably acceptable to the Executive, covering the Executive. The Company shall promptly pay or reimburse the Executive for all premiums and other reasonable costs and expenses incurred in connection with the Executive obtaining consultancy liability insurance in respect of the Executive's services during the portion of the Employment Period prior to the Financing Effective Date.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's services or of this Agreement shall have no effect on the continuing operation of this Section 10.

            11.   Successors; Binding Agreement.

                  (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and, except in determining whether a Change in Control has occurred, shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement.

                  (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

            12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

                  Norman C. Payson, M.D.
                  453 Beech Hill Road
                  Hopkinton, NH  03229

            If to the Company:

                  Oxford Health Plans, Inc.
                  800 Connecticut Avenue

                  Norwalk, CT  06854

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            13. Miscellaneous. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by the Executive or such an authorized officer of the Company, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

            14. Withholding. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

            15. Arbitration. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in New York City under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne by the Company.

            16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            18. Entire Agreement. This Agreement (together with any option agreements evidencing the awards hereunder and the Financing Documents) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. The Option Agreement shall be incorporated herein by reference and made a part hereof. Among other things, any breach by either party to the Option Agreement shall be deemed to be a breach of this Agreement.

            19. No Conflict. The Executive hereby represents and warrants that the execution and delivery of this Agreement does not, and the performance of his obligations set forth herein will not, violate, conflict with, contravene or result in a breach or violation of any contract or any other agreement to which he is a party or by which he is bound.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February [ ], 1998 to be effective as of the Effective Date.

                              OXFORD HEALTH PLANS, INC


                              By:  /s/ FRED F. NAZEM
                                  -------------------------------
                              Name:
                              Title:




                               /s/ NORMAN C. PAYSON
                              -------------------------------
                              Norman C. Payson, M.D.